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                                                                   EXHIBIT 10.16



                          MCCAW INTERNATIONAL, LTD


                              January 11, 1996



Mr. David E. Rostov
5736 - 58th N.E.
Seattle, WA  98105
Dear David:

         This letter confirms our mutual understanding of the terms and conditions applying to your employment with McCaw International, Ltd. ("McCaw International"). We look forward to your contribution as a key member of the team responsible for developing international wireless opportunities.

         I outline below the specific terms and conditions regarding the offered position:

Position:                          Vice President and CFO

Reporting to:                      President and CEO

Start Date:                        January 12, 1996 or a mutually agreed upon
date

Location:                          Seattle

Compensation:                      $100,000 per year, paid bi-weekly

Bonus: You are eligible to receive in cash a target bonus of 50% of your base compensation based on your achievement of specific objectives. Please recognize, however, that this 50% figure is neither a ceiling nor minimum bonus amount. Payout is expected to occur during the first quarter of each year.

Equity: Subject to Board of Director approval, you will be awarded options to acquire 15,000 shares of Class A Common Stock ("Shares") of Nextel Communications, Inc. ("Nextel") in accordance with the Nextel Option Plan. These options constitute incentive options as defined by the Internal Revenue Code.
                                   The options will be granted at the market price as of the close on the later of the date on which you agreed to your employment and the date your option grant is approved by the Nextel Compensation Committee. These



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Mr. David E. Rostov
January 11, 1996
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                                   options will vest over four years in
                                   accordance with the Nextel Option Plan.

                                   You will receive a Stock Appreciation Rights
                                   ("SAR") in McCaw International in accordance with a Stock Appreciation Rights Plan from McCaw International. The number of SARs which you will receive is 50,000 at par. They will vest over four years on a pro-rated monthly basis commencing on your employment. The SAR plan will contemplate a grant to you of all appreciation in the years that you receive over and above a prime plus two percent interest rate. While the number of units that you have will not be diluted, you must realize that as additional equity is injected into McCaw International, your percentage SAR interest will decline.

                                   Agreements for the Stock Options and the SARs will be forwarded to you once the Nextel Compensation Committee has acted and specific terms and provisions of the plans have been approved.

Employment Term:                   The initial term of your employment with
                                   McCaw International will be 12 months, and shall be automatically renewed for subsequent 12-month periods, provided that either party may give written notice to the other party to the contrary 60 days in advance of the end of the then current 12 month period.

Expenses:                          Any expenses that you incur on behalf of
                                   McCaw International which are directly
                                   related to your work will be reimbursed
                                   based on properly completed documentation and approvals in accordance with applicable procedures.

Benefits:                          You are eligible for the standard Nextel
                                   Communications, Inc. (the parent of McCaw
                                   International) Benefit Plan commensurate with your title and salary.

Performance Review:                Your performance will be reviewed on an
                                   annual basis at which time you will be
                                   eligible for a merit increase in your
                                   compensation.

         Your responsibilities will be in accordance with those discussed in your interview. We believe that you will make a valuable addition to our team and look forward to
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Mr. David E. Rostov
January 11, 1996
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working with you.  Please do not hesitate to contact me if you have any questions or require additional information.

         Please sign below where indicated and return this letter to me.

                                        Sincerely,

                                        /s/ KEITH D. GRINSTEIN

                                        Keith D. Grinstein
                                        President and CEO

         I accept the offer of employment contained in this letter and hereby agree that I have read and understand the terms contained herein.


                                        /s/ DAVID E. ROSTOV
                                        ---------------------------------------
                                        David E. Rostov

Dated:  January 15, 1996
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